Exhibit 99.2

CONSENT OF RAYMOND JAMES & ASSOCIATES, INC.

We hereby consent to the use of our fairness opinion included as Annex C to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of Heritage Financial Group, Inc. with and into Renasant Corporation and to the reference to our firm’s name under the captions “Summary—Opinion of Renasant’s Financial Advisor,” “The Merger—Renasant’s Reasons for the Merger; Recommendations of the Renasant Board of Directors,” and “The Merger—Opinion of Renasant’s Financial Advisor” in such Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Raymond James & Associates, Inc.

February 9, 2015